================================================================================

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE PROGRESSIVE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              X X X X X X X X X X
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                                PROGRESSIVE LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 25, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 25, 1997, at 10:00 a.m., Cleveland time, for the following purposes:

          1. To fix the number of directors at ten;

          2. To elect nine directors;

          3. To vote on a proposal to amend the Company's Code of Regulations to provide for classification of the Board of Directors and adopt related provisions;

          4. To vote on a proposal to amend the Company's Code of Regulations to require advance written notice to the Company of shareholder nominations for the election of directors;

          5. To vote on a proposal to approve The Progressive Corporation 1997 Executive Bonus Plan; and

          6. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on February 28, 1997, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

     By Order of the Board of Directors.

                                            DAVID M. SCHNEIDER, Secretary

March 14, 1997

     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                          THE PROGRESSIVE CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (the "Company"), to be held at 10:00 a.m., Cleveland time, on Friday, April 25, 1997, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, will first be sent to shareholders on or about March 17, 1997.

     The close of business on February 28, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 71,806,063 Common Shares, each of which will be entitled to one vote.

            ITEM 1:  PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT TEN

     The Company's Code of Regulations provides that the number of directors be fixed by the shareholders at no fewer than five or more than twelve. The number of directors is currently fixed at nine. The Board of Directors is proposing that the number of directors be fixed at ten. Nine nominees are named herein for election to the Board. Accordingly, there will be one vacancy on the Board if shareholders approve this proposal and vote to elect nine directors. The reason for fixing the number of directors at a higher number than the number to be in office immediately after the Annual Meeting is to have a vacancy available which could be filled by the directors, without the time and expense involved in holding a special meeting of shareholders, should a person who could make a valuable contribution as a director of the Company become available during the year. If Proposal 3 is approved by shareholders, the directors would have the discretion to assign the new director to any of the existing classes. No decision has been made to fill the vacancy, nor have any candidates been considered and approved by the Board of Directors.

VOTE REQUIRED FOR APPROVAL

     Under the Company's Code of Regulations, the affirmative vote of a majority of the issued and outstanding Common Shares of the Company is required for approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                         ITEM 2:  ELECTION OF DIRECTORS

     At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the nine nominees hereinafter named. If Proposal 3 with respect to the classification of the Board of Directors, described on pages 21 through 27, is adopted, it is intended that the proxies solicited by the Board of Directors will be voted for the election of Messrs. Ames, Lewis and Shackelford for initial terms expiring at the 1998 Annual Meeting of Shareholders; the election of Messrs. Allen, Davis and Sigler for initial terms expiring at the 1999 Annual Meeting of Shareholders; and the election of Messrs. Matthews and Hardis and Ms. Hill for initial terms expiring at the 2000 Annual Meeting of Shareholders. If Proposal 3 is not adopted, it is intended that the proxies solicited by the Board of Directors will be voted for the election of the nine nominees herein named, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees herein named should not be available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the nine nominees named in this proxy statement, although persons in addition to those nominees may be nominated by the shareholders at the meeting.

     If notice in writing is given by any shareholder to the President or Secretary not less than 48 hours before the time fixed for holding the meeting that he desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute such number of votes among two or more nominees, as he sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the nine nominees named below as possible.

     The following information is set forth with respect to each person nominated for election as a director. Unless otherwise indicated, each such nominee has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                 PRINCIPAL OCCUPATION AND              DIRECTOR
            NAME               AGE         LAST FIVE YEARS' BUSINESS EXPERIENCE         SINCE
----------------------------   ---    ----------------------------------------------   --------
Milton N. Allen (1)            69     Director of various companies                      1978

B. Charles Ames (2)            71     Principal, Clayton, Dubilier & Rice, Inc., New     1983
                                      York, New York (investment banking)

Charles A. Davis               48     Limited Partner, Goldman Sachs Group L.P., New     1996
                                      York, New York (investment banking) since
                                      December 1994; General Partner, Goldman Sachs
                                      & Co., prior to December 1994
Stephen R. Hardis (3)          61     Chairman of the Board of Eaton Corporation,        1988
                                      Cleveland, Ohio (manufacturing) since January
                                      1996; Vice Chairman of Eaton Corporation prior
                                      to January 1996; Chief Executive Officer of
                                      Eaton Corporation since September 1995; Chief
                                      Financial and Administrative Officer of Eaton
                                      Corporation prior to September 1995

Janet Hill (4)                 49     President, Staubach Alexander Hill, LLC, Wash-     1995
                                      ington, D.C. (commercial real estate
                                      consulting) since January 1995 and Vice
                                      President, Alexander & Associates, Inc.,
                                      Washington, D.C. (management consulting)

Peter B. Lewis (5)             63     President and Chief Executive Officer of the       1965
                                      Company; Chairman of the Board of the Company
                                      since April 1993; President, Chairman of the
                                      Board and Chief Executive Officer of Pro-
                                      gressive Casualty Insurance Company

Norman S. Matthews (6)         64     Consultant, New York, New York                     1981

Donald B. Shackelford (7)      64     Chairman of the Board, State Savings Bank,         1976
                                      Columbus, Ohio (savings and loan)

Paul B. Sigler                 63     Professor, Yale University and Investigator in     1981
                                      the Howard Hughes Medical Institute

---------------

(1) Mr. Allen is also a director of AGA Gas, Inc., which is publicly held, and Actron Manufacturing Company and The Bradford Group, Inc., which are privately held.

(2) Mr. Ames is also a director of M.A. Hanna Company, Riverwood Holding, Inc. and Lexmark Holding, Inc., which are publicly held, and WESCO Distribution, Inc. and CDW Holding, Inc., which are privately held.

(3) Mr. Hardis is also a director of Nordson Corporation, Lexmark Holding, Inc. and KeyCorp, all of which, as well as Eaton Corporation, are publicly held.

(4) Ms. Hill is also a director of Wendy's International, Inc. and Tambrands Incorporated, which are publicly held, and the First Union Bank of Virginia, Maryland and the District of Columbia, which is privately held.

(5) Mr. Peter B. Lewis is also an officer and director of other subsidiaries of the Company. Mr. Daniel R. Lewis, an executive officer of the Company, is the brother of Mr. Peter Lewis.

(6) Mr. Matthews is also a director of Lechters, Inc. and Toys "R" Us, which are publicly held, and Loehmann's, Inc. and Finlay Fine Jewelry, Inc., which are privately held.

(7) Mr. Shackelford is also a director of The Limited, Inc., Worthington Foods, Inc., Abercrombie & Fitch Co. and Intimate Brands, Inc., which are publicly held.

     Six meetings of the Board of Directors were held during 1996, and the Board adopted resolutions by written action pursuant to Ohio corporation law on three occasions.

     The Board has named an Executive Committee, an Audit Committee and an Executive Compensation Committee, as described below. The Board has not designated a nominating committee.

     Messrs. Allen, Hardis and Lewis are the current members of the Board's Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 1996, the Executive Committee met one time and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

     Messrs. Allen, Ames, Davis and Hardis are the current members of the Board's Audit Committee, which assures that organization, policies, controls and systems are in place to monitor performance; provides an independent channel to receive appropriate communications from employees, auditors, legal counsel, bankers and consultants; and monitors the public release of financial information. The Audit Committee met four times during 1996.

     Ms. Hill and Messrs. Matthews, Shackelford and Sigler are the current members of the Board's Executive Compensation Committee. This committee monitors and directs the administration of the Company's executive compensation program, including the various cash and stock incentive programs in which officers and employees of the Company participate. During 1996, the Executive Compensation Committee met five times and adopted resolutions by written action pursuant to Ohio corporation law on two occasions.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of January 31, 1997, except as otherwise indicated, of more than five percent of the Company's Common Shares:

                      NAME AND ADDRESS                   AMOUNT AND NATURE OF       PERCENT
                     OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)     OF CLASS
     --------------------------------------------------------------------------     --------
     Peter B. Lewis.....................................        11,063,973(2)         15.4%
          6300 Wilson Mills Road
          Mayfield Village, Ohio 44143
     Ruane, Cunniff & Co., Inc..........................         9,632,879(3)         13.4%
          767 Fifth Avenue
          Suite 4701
          New York, New York 10153-4798
     Oppenheimer Group, Inc.............................         7,619,622(4)         10.6%
          Oppenheimer Tower
          World Financial Center
          New York, New York 10281
     The Equitable Companies Incorporated...............         4,480,305(5)          6.2%
          787 Seventh Avenue
          New York, New York 10019

---------------

(1) Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2) Includes 14,084 Common Shares held for Mr. Lewis by a trustee under the Company's Retirement Security Program, 287,400 Common Shares subject to currently exercisable stock options, 1,980,507 Common Shares held by Mr. Lewis as trustee of two trusts established for the benefit of his brother, 533,814 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, and 98,000 Common Shares held by a limited partnership in which Mr. Lewis is general partner. The amount does not include 1,360,706 Common Shares held of record by National City Bank as trustee of a trust established by Mr. Lewis for the benefit of his adult children, as to which shares he disclaims any beneficial interest.

(3) The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. as of December 31, 1996, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc. has advised that it has sole voting power as to 6,610,092 of these shares, no voting power as to the balance of these shares, sole investment power as to 5,232,879 of these shares and shared investment power as to 4,400,000 of these shares.

(4) The Common Shares are held in investment accounts maintained with Oppenheimer Group, Inc. or affiliates as of December 31, 1996, and they disclaim any beneficial interest in such shares. Oppenheimer Group, Inc. has advised that it has shared voting and shared investment power as to all of these shares.

(5) The Common Shares are held in investment accounts maintained with The Equitable Companies Incorporated or affiliates as of December 31, 1996, and they disclaim any beneficial interest in such shares. The Equitable Companies Incorporated has advised that it has sole voting power as to 3,446,247 of these shares, shared voting power as to 249,700 of these shares, no voting power as to the balance of these shares, sole investment power as to 4,479,805 of these shares and shared investment power as to 500 of these shares.

     Security Ownership of Management. The following information is set forth with respect to the Company's Common Shares beneficially owned as of January 31, 1997, by all directors and nominees for election as directors of the Company, each of the named executive officers and by all directors and executive officers of the Company as a group:

                                                         AMOUNT AND NATURE OF       PERCENT
                            NAME                        BENEFICIAL OWNERSHIP(1)     OF CLASS
     --------------------------------------------------------------------------     --------
     Milton N. Allen....................................            55,422(2)          *
     B. Charles Ames....................................            51,005(3)          *
     Charles B. Chokel..................................           143,779(4)          *
     Charles A. Davis...................................                 0             *
     Allan W. Ditchfield................................            62,942(5)          *
     William H. Graves..................................            85,329(6)          *
     Stephen R. Hardis..................................            31,808(3)          *
     Janet Hill.........................................             4,500(7)          *
     Peter B. Lewis.....................................        11,063,973(8)         15.4%
     Bruce W. Marlow....................................                 0             *
     Norman S. Matthews.................................            42,201(3)          *
     Glenn M. Renwick...................................            79,964(9)          *
     Donald B. Shackelford..............................            94,002(10)         *
     Paul B. Sigler.....................................            14,909(11)         *
     All 20 Executive Officers
       and Directors as a Group.........................        12,550,453(12)        17.2%

---------------

  * Less than one percent of the outstanding Common Shares of the Company.

 (1) Includes Common Shares held for executive officers under The Progressive Retirement Security Program and The Progressive Corporation Executive Deferred Compensation Plan and currently exercisable stock options held by directors and executive officers under various plans maintained by the Company. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table is comprised of both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

 (2) Includes 2,400 Common Shares owned by Mr. Allen's wife, as to which shares he disclaims any beneficial interest, 26,000 Common Shares subject to currently exercisable stock options and 10,168 Common Shares held in a charitable remainder trust.

 (3) Includes 26,000 Common Shares subject to currently exercisable stock options.

 (4) Includes 19,974 Common Shares owned by Mr. Chokel's wife and 1,319 Common Shares held as custodian for his minor children, as to which shares he disclaims any beneficial interest, 53,184 Common Shares subject to currently exercisable stock options, 29,172 Common Shares held by Mr. Chokel as trustee of a family trust, and 1,922 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Chokel has sole investment power but no voting power.

 (5) Includes 16,500 Common Shares subject to currently exercisable stock options.

 (6) Includes 52,200 Common Shares subject to currently exercisable stock options.

 (7) Includes 4,000 Common Shares subject to currently exercisable stock options.

 (8) See footnote 2 on page 5.

 (9) Includes 51,000 Common Shares subject to currently exercisable stock options and 1,911 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(10) Includes 26,000 Common Shares subject to currently exercisable stock options and 6,831 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(11) Includes 12,500 Common Shares subject to currently exercisable stock options.

(12) Includes 1,091,384 Common Shares subject to currently exercisable stock options.

     Section 16(a) Beneficial Ownership Reporting Compliance. Daniel R. Lewis inadvertently failed to include in his Form 3 filed in April 1996, 50,000 shares held in a family investment partnership. Daniel Lewis filed an amended Form 3 promptly following discovery. A Form 4 reporting the sale of 81 shares by a trust under which Milton Allen is a beneficiary was inadvertently filed four days late. Charles B. Chokel transferred 2,682 shares in 1992 to a family trust of which he is trustee and a beneficiary. These shares were erroneously reported as being directly owned by Mr. Chokel until January 1997, when the error was discovered and promptly corrected. Peter B. Lewis filed an amended Form 4 for April 1995, clarifying the nature of a change in the form of his beneficial ownership of 125,000 shares from directly held to held by a family partnership. A 1996 Form 5 reporting a transfer of 50,000 shares to a trust of which Peter Lewis is trustee was filed thirteen days late.

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 1996, and one individual who was not serving as an executive officer at December 31, 1996, but for whom disclosure is otherwise required (the "named executive officers").
                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                   AWARDS
                                          ----------------------------------------     ------------
                                                                         OTHER          SECURITIES
                                                                         ANNUAL         UNDERLYING       ALL OTHER
            NAME AND                       SALARY       BONUS(1)      COMPENSATION       OPTIONS        COMPENSATION
       PRINCIPAL POSITION        YEAR       ($)           ($)             ($)              (#)              ($)
   ---------------------------   ----     --------     ----------     ------------     ------------     ------------
   Peter B. Lewis                1996     $800,000     $1,320,840       $151,234(2)       108,200         $  7,635(3)
     Chairman, President and     1995      800,000        772,800        147,197(2)        93,200          294,018
     Chief Executive Officer     1994      800,000      1,124,000        139,295(2)       122,400            3,030

   Charles B. Chokel             1996      321,889        496,844             --           36,000           15,949(4)
     Treasurer and Chief         1995      298,310        285,880             --           26,000          123,162
     Financial Officer           1994      292,948        337,792             --           31,700            6,685

   Allan W. Ditchfield           1996      417,240        339,250             --           12,300            5,280(5)
     Chief Information           1995      417,240        185,546             --           13,100            5,164
     Officer                     1994      412,004        191,005             --           17,500            4,824

   William H. Graves             1996      294,231        414,159             --           22,100            5,631(3)
     Claims Process Leader       1995      249,444        134,601             --           13,100           79,786
                                 1994      244,358        218,211             --           17,100            5,810

   Glenn M. Renwick              1996      295,207        396,151             --           22,100           12,818(6)
     Direct Marketing            1995      258,458        181,422             --           13,100           80,613
     Process Leader              1994      257,256        192,273             --           17,500           10,610

   Bruce W. Marlow               1996      167,412             --             --               --          983,538(7)
     Former Chief                1995      558,040        669,090             --           65,000          180,611
     Operating Officer           1994      558,040        673,219             --           85,400           18,736

---------------

(1) Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2) Other Annual Compensation includes $117,001, $121,264 and $105,935 in the form of personal use of corporate aircraft in 1996, 1995 and 1994, respectively.

(3) Represents employer contributions made during 1996 under the Company's Retirement Security Program.

(4) Includes $7,008 of employer contributions made during 1996 under the Company's Retirement Security Program and an $8,941 single lump sum payment in lieu of salary increase for exceeding specific performance objectives during 1995.

(5) Includes $5,127 of employer contributions made during 1996 under the Company's Retirement Security Program and $153 as an anniversary award for 5 years of employment with the Company.

(6) Includes $4,837 of employer contributions made during 1996 under the Company's Retirement Security Program, a $7,754 single lump sum payment in lieu of salary increase for exceeding specific performance objectives in 1995 and $227 as an anniversary award for 10 years of employment with the Company.

(7) Mr. Marlow voluntarily resigned effective April 3, 1996. All Other Compensation includes $7,008 of employer contributions made during 1996 under the Company's Retirement Security Program, as well as salary continuation of $418,530 and bonus payments of $558,000 made pursuant to Mr. Marlow's Separation Agreement with the Company. Under the Separation Agreement, Mr. Marlow will receive an additional $1,255,590 in salary continuation and $1,116,000 in bonus payments over the next two years (see Separation Plans for further discussion).

                         OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS                                      POTENTIAL REALIZABLE
------------------------------------------------------------------------------         VALUE AT ASSUMED
                        NUMBER OF                                                    ANNUAL RATES OF STOCK
                        SECURITIES     % OF TOTAL                                     PRICE APPRECIATION
                        UNDERLYING      OPTIONS                                         FOR OPTION TERM
                         OPTIONS       GRANTED TO     EXERCISE                     -------------------------
                        GRANTED(1)     EMPLOYEES        PRICE       EXPIRATION         5%            10%
        NAME               (#)          IN 1996       ($/SHARE)        DATE           ($)            ($)
--------------------    ----------     ----------     ---------     ----------     ----------     ----------
Peter B. Lewis            108,200         12.7%        $ 47.25       12/31/05      $2,818,610     $6,942,112
Charles B. Chokel          36,000          4.2           47.25       12/31/05         937,800      2,309,760
Allan W. Ditchfield        12,300          1.4           47.25       12/31/05         320,415        789,168
William H. Graves          22,100          2.6           47.25       12/31/05         575,705      1,417,936
Glenn M. Renwick           22,100          2.6           47.25       12/31/05         575,705      1,417,936

   ---------------------

   (1) Options become exercisable January 1, 2001, subject to accelerated vesting and a "cash-out" provision upon the occurrence of any change in control of the Company or certain similar events described in the 1989 Incentive Plan.
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING              VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS              IN-THE-MONEY
                          SHARES                              AT 12/31/96               OPTIONS AT 12/31/96
                         ACQUIRED          VALUE                  (#)                           ($)
                        ON EXERCISE      REALIZED             EXERCISABLE/                 EXERCISABLE/
        NAME                (#)             ($)              UNEXERCISABLE                 UNEXERCISABLE
--------------------    -----------     -----------     ------------------------    ---------------------------
Peter B. Lewis                 --               --      Exercisable      181,200    Exercisable     $ 9,488,660
                                                        Unexercisable    497,100    Unexercisable    17,414,185

Charles B. Chokel           6,398       $  154,889      Exercisable       36,684    Exercisable       1,905,995
                                                        Unexercisable    121,700    Unexercisable     3,932,093

Allan W. Ditchfield        30,000        1,575,282      Exercisable           --    Exercisable              --
                                                        Unexercisable     69,900    Unexercisable     2,521,918

William H. Graves           3,000          173,127      Exercisable       39,000    Exercisable       2,030,151
                                                        Unexercisable     75,200    Unexercisable     2,503,066

Glenn M. Renwick               --               --      Exercisable       36,000    Exercisable       1,867,524
                                                        Unexercisable     77,800    Unexercisable     2,626,167

Bruce W. Marlow           103,500        3,056,314      Exercisable      181,400    Exercisable       7,559,194
                                                        Unexercisable         --    Unexercisable            --

                                 PENSION PLANS

     Messrs. Lewis, Chokel, Graves, Renwick and Marlow, as well as substantially all other full-time employees of the Company and its subsidiaries who were hired before January 1, 1989 and satisfy certain other requirements, are eligible to participate in The Progressive Pension Plan (the "Pension Plan"). The Pension Plan is a defined benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is subject to the minimum funding standards of Section 412 of the Code.

     Benefits payable under the Pension Plan are determined pursuant to a formula based upon a participant's years of service with the Company and its subsidiaries, the participant's average annual compensation not in excess of the Social Security taxable wage base during such years of service ("Average Earnings") and Social Security benefits. For purposes of determining Average Earnings, the Pension Plan recognizes base salary, overtime earnings, cash bonuses and commissions. The benefit formula is: 2% of Average Earnings times years of service minus 50% of primary Social Security benefit for years of service through December 31, 1988, plus 1.3% of Average Earnings times years of service through December 31, 1993.

     Participants accrue benefits under the Pension Plan formula over their years of service with the Company and its subsidiaries, and become fully vested in their accrued benefits under the Pension Plan upon (i) completion of five years of service (subject to certain break-in-service rules); (ii) attainment of age 65; or (iii) retirement on account of permanent and total disability.

     The estimated net annual pensions (expressed as a life and 120-month certain annuity) payable upon retirement at normal retirement age (65) under the Pension Plan for each of the following four named executive officers who participate in the Pension Plan are as follows: Mr. Lewis, $10,188; Mr. Chokel, $9,042; Mr. Graves, $8,020; and Mr. Renwick, $5,412. Mr. Marlow elected to take a lump-sum distribution of $32,079, which represented all his benefits accrued under the Pension Plan.

     As of December 31, 1993, all benefit accruals under the Pension Plan were frozen. The Company now has a two-tiered Retirement Security Program ("RSP"). The RSP is a defined contribution pension plan within the meaning of ERISA and a qualified plan under the Code and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service. The second tier is a long-term savings plan under which the Company matches, into a Company stock account, amounts contributed to the Plan by each employee up to a maximum of 3% of the employee's eligible compensation. All named executive officers are eligible to participate in the RSP, and contributions made by the Company in 1996 are included in "All Other Compensation" in the Summary Compensation Table on page 8.

SEPARATION PLANS

     The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (the "Separation Plan"). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

     The Company entered into an agreement with Bruce W. Marlow, pursuant to which he is entitled to receive certain benefits as a result of the termination of his employment with the Company. Such benefits include a continuation of salary and bonus payments for three years after termination and the accelerated vesting of his stock options that would otherwise have become exercisable within three years after his termination date, so that such options are exercisable at any time within the five years after his termination date. The agreement requires Mr. Marlow to refrain from competing with the Company and from attempting to hire away any of the Company's employees for three years after the termination of his employment.

DIRECTORS' FEES AND PLANS

     Each member of the Board of Directors who is not an employee of the Company currently receives an annual director's fee of $8,000 ("Retainer Fee"). In addition, each such director receives fees for attendance at meetings of the Board and those committees of the Board of which he or she is a member ("Meeting Fee"). Directors currently receive $3,000 for attendance at each regular meeting of the Board and $1,000 for attendance at each special meeting, unless attendance is by telephone, in which case the fee is $500. Each member of a Board committee receives $750 for attendance at each meeting of the committee, except that the committee chairman receives $1,000 for attendance at each such meeting, unless attendance is by telephone, in which case the fee is $500. Directors are also compensated for attendance at certain meetings of the Company's senior managers, which are typically attended by one or two directors, at rates equal to the fee received for attendance at regular Board meetings.

     Each director of the Company who is not an employee of the Company participates in The Progressive Corporation Directors Deferral Plan, as amended (the "Directors Deferral Plan"). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her Meeting Fees for the following year until the date designated by the director in accordance with the Directors Deferral Plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company's Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All director's Retainer Fees are deferred, credited to a stock account and distributed in cash on any date designated by the participating director which is on or after the later of (a) the date of the expiration of the director's then current term or (b) the date which is six months and one day after the date such fees are credited to the director's stock account ("Minimum Deferral Date") or, if no such designation is made, the first day of the calendar quarter immediately following the Minimum Deferral Date. All account balances of a director will be distributed to his or her beneficiary, if he or she dies. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all Retainer Fees credited to his or her stock account during such term are forfeited.

     Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 1990 Directors' Stock Option Plan, as amended (the "Directors' Stock Plan"). The Directors' Stock Plan authorizes the issuance of up to 450,000 Common Shares, subject to adjustment for stock splits and similar events. Promptly after each Annual Meeting of Shareholders, each participating director receives an option to purchase 2,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of such Annual Meeting. The term of each such stock option is ten years commencing on the date of grant. Options become exercisable six months and one day following the date of grant and are not transferable. Upon death, to the extent then exercisable, a stock option may be exercised for a period of one year. During 1996, the Company granted stock options under this plan covering an aggregate of 14,000 shares to seven directors.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION POLICY

     The Company's executive compensation program is administered under the direction of the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised of four independent, nonemployee directors. The executive compensation program is designed to promote the following objectives:

     - Attract, retain and motivate executives who can significantly contribute to the success of the Company.

     - Reward the achievement of corporate objectives that have been approved by the Board.

     - Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

     - Tie a significant portion of executive compensation to the long-term performance of the Company's Common Shares.

     The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

EXECUTIVE COMPENSATION PROGRAM

     For 1996, the Company's executive compensation program was designed to base compensation on corporate and business unit and/or individual performance. Performance objectives and related measurements, as well as the compensation awards that would result from various levels of performance, were clearly defined in advance.

     The executive compensation program consists of three major components: salary, annual bonus and long-term incentives through equity-based awards. Variable compensation (consisting of annual bonus and equity-based awards) is a larger part of total compensation at more senior levels in the organization. For each executive officer, a target amount is established for each component of variable compensation. Target amounts are determined primarily by reference to data contained in national compensation surveys. These surveys include compensation data for a broad range of public companies in a variety of industries. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 20. The Company's objective is to pay its executives competitive salaries (i.e. at or near the midpoint of the survey range of salaries for their respective positions) and to provide variable compensation which can take total direct compensation to or above the high end of the survey range for total direct compensation when the Company and, if applicable, the executive's assigned business unit meet or exceed challenging performance goals.

     Most officer perquisites, such as company cars and extended health care, have been phased out. In addition to the executive compensation program, executive officers participate in the Company's health and retirement plans which are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

Salary Component

     Executive officers receive a salary based on their responsibilities and potential at market levels indicated by compensation survey data. The Company's objective is to set executive salaries to be at or near the midpoint of the survey range of salaries for similar positions at other companies judged to be comparable. Salaries are reviewed annually and adjusted upward or downward for changes in those factors and the individual's performance. Better performance generally results in an increased salary, subject to the limits of the salary range established by the Company. For executives who exceed expectations, some part of the increase will be paid in a single lump sum, as a merit cash award, rather than becoming a part of the future salary base.

Annual Bonus Component

     In 1996, Messrs. Peter B. Lewis and Charles B. Chokel, as well as two other executive officers, participated in the 1995 Executive Bonus Plan. Although Mr. Marlow was selected to participate in this Plan, he left the Company, effective April 3, 1996, and was therefore not entitled to receive a bonus under the Plan. Messrs. Ditchfield, Graves and Renwick, along with all other full-time employees of the Company, participated in the 1995 Gainsharing Plan. These Plans have been designed to reward participants appropriately for current corporate and/or business unit performance.

     Under the 1995 Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 1996, Mr. Lewis' target annual bonus amount equaled 135% of salary; for Mr. Chokel, the target was 125% of salary; and for the other participating executives, the target amount was 100% of salary.

     In 1996, awards under the Executive Bonus Plan were determined by reference to three quantitative components: a Core Business Gainsharing Component, an ROE Component and an Investment Component.

     The Core Business Gainsharing Component was based on a performance matrix ("Gainsharing Matrix") which assigned a performance score to various combinations of profitability and growth outcomes for the Company's core personal and commercial automobile insurance business ("Core Business"). Under the Gainsharing Matrix, profitability was measured by the combined ratio ("CR") for continuing operations, determined in accordance with generally accepted accounting principles ("GAAP"), while growth was measured in terms of the year-to-year change in market share. While the Core Business Gainsharing Component can include a separate cost reduction factor for measuring performance, the Committee determined not to assign any weight to this factor for 1996. The decision was based on the fact that the Company's success in controlling costs is reflected in the CR and the Committee's belief that placing undue emphasis on reducing underwriting expenses could have the undesirable effect of discouraging necessary investments in advertising and product promotion. The ROE Component measures the Company's return on average shareholders' equity against pre-established objectives, and the Investment Component measures the performance of the Company's investment activities compared to appropriate indices.

     The weighting of the three components differed depending on the nature and scope of the individual executive's responsibilities. A bonus award equal to the target annual bonus resulted if designated goals were met. Actual awards could range from 0% to 200% of the target annual bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

     All other officers and qualified employees (approximately 9,370) of the Company, including Messrs. Ditchfield, Graves and Renwick, participated in the Company's 1995 Gainsharing Plan. The 1995 Gainsharing Plan is substantially similar to the 1995 Executive Bonus Plan, but does not include an ROE Component or an Investment Component. Under the 1995 Gainsharing Plan, awards were based on performance in achieving profitability and market share goals, as measured by the Gainsharing Matrix, for both the Company as a whole and, if applicable, the individual participant's business unit.

     In 1996, the Company adopted the 1996 Process Management Bonus Plan to provide senior executives who serve as Process Leaders with incentives to foster teamwork, and provide strong leadership and performance, in the pursuit of the Company's process improvement goals. Under the Plan, the Company's Process Leaders can earn an additional bonus, not to exceed $300,000 per year, if specified process management goals are met. In 1996, all five Process Leaders (including Messrs. Graves and Renwick) were selected to participate in the Plan. Under the Plan, the Process Management Bonus paid to each participant was determined by a formula based on the participant's salary, target percentage and performance score. For 1996, the target percentage was 40% for all participants; performance scores were determined by (a) the contribution made by the participant, in terms of leadership, performance and teamwork, as a member of both the Company's Policy Team and the participant's assigned Process Team, and
(b) the extent to which the participant's assigned Process Team achieved designated objectives for the Plan year. For purposes of this Plan, performance was evaluated by the Policy Team, through a peer review process. The performance results were plotted on a Process Management Bonus Matrix to produce the performance score.

Long-Term Incentive Component

     In 1996, the executive compensation program included long-term incentives through the grant of nonqualified stock options. This component is designed to encourage the long-term retention of key executives and to align executive compensation directly with the long-term enhancement of shareholder value. Stock option grants are intended to focus the executive on managing the Company from the perspective of an owner. The named executive officers and approximately 235 other management employees of the Company currently participate in the long-term incentive program.

     The value of a stock option depends directly on the future performance of the Company's Common Shares, since it has value to the recipient only if and to the extent that the price of the Company's Common Shares increases above the option exercise price. Stock option awards are normally made annually. A target award value, which varies by position, is established for each executive officer in order to bring total targeted compensation to the top of the survey range. In 1996, for the executive officers, these target award values ranged from 100-275% of salary, depending on job classification. The target award value is then divided by a value per share developed through a modified Black-Scholes pricing model, to determine the number of option shares to be awarded. In 1996, the pricing model valued the stock options awarded to executive officers at $20.326 per share, which is 43.02% of the per share exercise price of $47.25. The following assumptions were used to derive the ratio: 10-year option term, .2463 annualized volatility rate, 6.51% risk free rate of return and .47% dividend yield, and an assumed annual attrition factor of 3.0%. The stock options have an exercise price which is equal to the market price of the Company's Common Shares on the date of grant, contain provisions which defer vesting of the options for five years and may be exercised at any time during the five years following vesting.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Peter B. Lewis, the Company's Chief Executive Officer, received cash compensation in the amount of $2,120,840 for 1996, consisting of a salary of $800,000 and an annual bonus award of $1,320,840, in addition to the non-cash compensation disclosed in the Summary Compensation Table and related footnotes on page 8. Mr. Lewis' salary has been reduced from a high of $1,198,077 in 1991, because the Committee desires to place more emphasis on the variable components of executive pay.

     Mr. Lewis' annual bonus target for 1996 was $1,080,000, an amount equal to 135% of his salary. For Mr. Lewis, 50% of his bonus target was based on the Core Business Gainsharing Component, 30% was based on the ROE Component and 20% was based on the Investment Component. For 1996, the Core Business Gainsharing Component was determined by a Gainsharing Matrix which measures profitability and growth in market share for the Company's Core Business. In 1996, the Company's Core Business achieved a CR of 91.9, with 14% growth in market share, resulting in a performance score of 1.346 for the Core Business Gainsharing Component. In addition, the ROE Component score was 1.2 compared to a target of
1.0 and the Investment Component score was .95 compared to a target of 1.0. Applying the weighting factors to the performance scores for each of the several components, and then combining the results, produced a Performance Factor of 1.223. Mr. Lewis therefore earned 122.3% of target, or $1,320,840, as his annual bonus.

     For the long-term incentive component of his compensation, on May 16, 1996, Mr. Lewis was awarded stock options to purchase 108,200 of the Company's Common Shares at an exercise price of $47.25 per share. This award vests on January 1, 2001, and was determined in accordance with the stock option formula described above.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     In 1993, the Internal Revenue Code of 1986 was amended by the Omnibus Budget Reconciliation Act of 1993 ("Budget Reconciliation Act"), which limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to each of the chief executive officer and the four other most highly compensated executive officers of a public company ("Deduction Limit"). This Deduction Limit, which became effective in 1994, does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation". To qualify for this exception, (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

     Compensation attributable to a stock option award is deemed to satisfy the requirements for "performance-based compensation" if the award is made by the compensation committee, the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted during a specified period to any employee and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the award. Generally, the Deduction Limit does not apply to any compensation payable under a written contract that was in effect on February 17, 1993, or pursuant to a plan or arrangement approved by shareholders prior to December 20, 1993, provided certain requirements are met.

     It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. Salaries and any perquisites are subject to approval of the Committee, but will not be submitted to a vote of shareholders, and thus will not be deductible if and to the extent that such compensation exceeds $1 million per year for any such executive.

SUMMARY

     The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company's executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company's Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors' attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of fluctuations in the stock price.

     The executive compensation program thus has been designed to align executive compensation with both the Company's business strategy and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

                                        EXECUTIVE COMPENSATION COMMITTEE

                                        Donald B. Shackelford, Chairman
                                        Janet Hill
                                        Norman S. Matthews
                                        Paul B. Sigler

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Shares ("PGR") to the Standard & Poor's 500 Index ("S & P Index") and the Value Line Property/Casualty Industry Group ("P/C Group") for the last five years.

                       CUMULATIVE FIVE-YEAR TOTAL RETURN*

                           PGR, S&P INDEX, P/C GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/96)

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                 PGR              S&P INDEX           P/C GROUP
1991                                               100                 100                 100
1992                                               163                 108                 125
1993                                               228                 119                 124
1994                                               199                 121                 125
1995                                               279                 166                 165
1996                                               386                 204                 184

*Assumes reinvestment of dividends.

Source: Value Line, Inc.

          ITEM 3:  PROPOSAL TO AMEND THE COMPANY'S CODE OF REGULATIONS
            TO PROVIDE FOR CLASSIFICATION OF THE BOARD OF DIRECTORS
                          AND ADOPT RELATED PROVISIONS

GENERAL

     The Board of Directors has approved certain amendments to Sections 1, 3, 4 and 5 of Article II and Article X of the Company's Code of Regulations and recommends that the Company's shareholders vote to approve these amendments. The proposed amendments (a) classify the Board of Directors into three classes of directors serving staggered three-year terms; (b) make technical amendments to
Article II to adjust certain of the Company's corporate governance procedures to accommodate the existence of a classified board and staggered three-year terms for directors; (c) increase the shareholder vote necessary to increase or decrease the number of directors to 75% of the voting power of the Company with respect to the election of directors; and (d) increase the shareholder vote necessary to amend or repeal those Sections of the Code of Regulations which will contain these amendments and new Section 13 of Article II (as described in Item 4 of this Proxy Statement), if approved by shareholders, to 75% of the voting power of the Company.

     The full text of Sections 1, 3, 4 and 5 of Article II and Article X reflecting the proposed amendments is attached to this Proxy Statement as Exhibit A. The following description of the amendments is qualified in its entirety by reference to Exhibit A.

DESCRIPTION OF PROPOSED AMENDMENTS

     This Proposal would amend Sections 1, 3, 4 and 5 of Article II and Article X of the Code of Regulations.

     Section 1 of Article II currently provides for a single class of directors. The number of directors, currently fixed at nine, can be changed by a majority vote of the Company's shareholders entitled to vote in an election of directors, but may not be fewer than five nor more than twelve. If the proposal set forth in Item 1 is approved by shareholders, the number of directors will be fixed at ten. The proposed amendments to Section 1 would classify the Board of Directors into three classes of directors serving staggered terms and provide that the number of directors may be increased or decreased from time to time by the affirmative vote of holders representing 75% of the voting power of the Company with respect to an election of directors, provided that in no event shall the number of directors be fewer than five nor more than twelve. In case of any increase in the number of directors, the directors then in office may select the class or classes to which the additional directors shall be assigned, provided that the directors shall be distributed among the several classes as nearly equally as possible.

     Section 3 currently provides that the term of office for each director will be one year. The amendments provide that, at the 1997 Annual Meeting of Shareholders, Class I directors will be elected for a one year term; Class II directors will be elected for a two year term and Class III directors will be elected for a full three year term. At the expiration of each such term, directors of the class whose term has then expired will be elected for a three year term. This procedure will result in a classified board consisting of three classes of directors with staggered terms. The members of the Board will be distributed among the three classes as nearly equally as possible.

     Section 4 contains provisions relating to the removal of directors and would remain largely unchanged. This Section currently provides that all directors, or any individual director, may be removed from office, without cause, by the affirmative vote of shares representing 75% of the voting power of the Company with respect to the election of directors ("supermajority vote"), subject to the right of shareholders to vote cumulatively against removal of directors. Proposal 3 includes certain technical amendments to adapt these provisions to the election of directors in the context of a classified board structure, by providing that (a) shareholders may remove all directors, all directors of a particular class or any individual director, without cause, only by the required supermajority vote, and (b) unless all directors or all directors of a particular class are removed, shareholders may vote cumulatively against the removal of individual directors.

     Section 5 sets forth the procedures by which vacancies in the Board may be filled. These amendments are proposed in order to adapt the procedures for filling vacancies in the Board to the classified board structure. Currently, vacancies in the Board may be filled by the remaining directors until an election to fill the vacancy is held by shareholders, and any director so elected by shareholders will serve until the next annual election of directors. Under the proposed amendments, vacancies in the Board may be filled for the remainder of the unexpired term by majority vote of the remaining directors. The directors appointed to fill such vacancies shall be assigned to such class or classes as the directors then in office shall determine, provided that the directors shall be distributed among the several classes as nearly equally as possible. Any directors appointed to fill a vacancy in the Board shall serve until the expiration of the term of the class of directors to which he or she has been appointed and until his or her successor shall be elected and qualified.

     Article X sets forth the procedure for amending or repealing the Code of Regulations. It currently provides that any of the Regulations may be amended or repealed by a simple majority vote of the shareholders entitled to vote on such proposal. Under the proposed amendment to Article X, the affirmative vote of the holders of 75% of the shares having voting power on such proposal will be required to amend or repeal Sections 1, 3, 4 or 5 (as described above) or new
Section 13 (if the Proposal described in Item 4 is adopted) of Article II or
Article X of the Company's Code of Regulations. Other provisions of the Code of Regulations would continue to be subject to amendment or repeal by a simple majority vote of shareholders. The proposed amendment thus adds a supermajority vote requirement to any proposal to amend or repeal Sections 1, 3, 4, 5 or 13 of
Article II or Article X. The Board believes that this amendment is necessary to preserve the protections afforded by those provisions, since, absence such amend-ment, an acquirer who possesses a simple majority of the Company's voting power could use his voting power to unilaterally amend the Regulations and eliminate each of these protections.

CONSEQUENCES OF APPROVAL OR DISAPPROVAL

     If this proposal is approved, the slate of nine directors proposed for election at the 1997 Annual Meeting would be elected to three separate classes with assigned terms of from one to three years, as follows: three directors would be elected for one year terms expiring at the 1998 Annual Meeting; three directors would be elected for two year terms expiring at the 1999 Annual Meeting; and three directors would be elected for three year terms expiring at the 2000 Annual Meeting. Beginning with the 1998 Annual Meeting, only one class of directors would be elected at each Annual Meeting, the directors so elected would succeed the directors of the class whose term was then expiring and each newly elected director would serve for a three-year term. See "Election of Directors" on page 2 for information regarding the individual nominees and the class in which they would initially serve.

     If this proposal is not approved, the nine nominees named herein will be nominated to serve for a one year term ending at the 1998 Annual Meeting of Shareholders and until their successors are elected and duly qualified. In addition, a simple majority of shareholders could amend or repeal any of the provisions of the Code of Regulations. The other provisions in the Regulations proposed to be amended, as described above, would remain unchanged.

REASONS FOR AND EFFECTS OF PROPOSED AMENDMENTS

     Classified Board. The Board of Directors believes that a classified board would serve the best interests of the Company and its shareholders by promoting the continuity and stability of the Company and its business.

     The Board also believes that by extending the time required to elect a majority of the directors, a classified board would better enable the Board to protect the interests of shareholders in the event that another entity seeks to accumulate a substantial amount of the Company's Common Shares in order to gain control of the Company or replace its management. A corporate raider may accumulate a substantial stock position in a public company as a prelude to proposing a takeover, a restructuring or a sale of all or part of the company or other similar extraordinary corporate action. Such actions are often undertaken without advance notice to or consultation with the target company's board of directors or management. The purchaser may have its own agenda and little or no concern for the interests of other shareholders. In many cases, the purchaser seeks representation on the target company's board in order to increase the likelihood that any such transaction will be consummated. If the target company resists these efforts to obtain board representation, the purchaser may initiate a proxy contest to have itself or its nominees elected to the board in place of certain directors or the entire board.

     The Board believes that if such a purchaser acquired a significant or controlling interest in the Company's voting stock, the purchaser's ability to promptly remove and replace the Board without the Board's consent would severely curtail the directors' ability to negotiate effectively with the purchaser. The threat of imminent removal also would deprive the Board of the time and opportunity necessary to evaluate appropriately any takeover proposal, to obtain and study alternative proposals and to help ensure that the best price would be obtained in any transaction involving the Company. The Board believes that such a sudden change in its membership could also be harmful to the continuity of the Company's operations, deprive shareholders of maximum value for their shares and jeopardize the rights of the minority shareholders.

     Under a three-class structure, at least two annual shareholder meetings, instead of one, would generally be required for such an acquirer to obtain control of the Board of Directors by electing a majority of its representatives to the Board. The amendments are designed to make it more time-consuming to obtain majority control of the Board without its consent, and thus reduce the vulnerability of the Company to an unsolicited takeover proposal or to an unsolicited proposal for the restructuring or sale of all or part of the Company. The Board believes that these amendments will serve to encourage any person intending to attempt such a takeover or other transaction to negotiate with the Board, and that the Board therefore will be better able to protect the interests of all of the Company's shareholders.

     Number of Directors. At the 1995 Annual Meeting, the shareholders fixed the number of directors at nine. Under the Code of Regulations, shareholders currently have the ability to increase or decrease the number of directors by the affirmative vote of a majority of the voting power of the Company, although in no case may the number of directors be more than twelve or fewer than five. If Proposal 1 is adopted, the number of directors would be fixed at ten. However, under Proposal 3, any subsequent increase or decrease in the number of directors would require the affirmative vote of shares representing 75% of the voting power of the Company, and in no case could the number of directors be more than twelve or fewer than five.

     The reason for requiring a supermajority vote to change the number of directors is to defend against possible efforts to subvert the protections afforded by the creation of a classified board. Absent a supermajority vote requirement, instead of waiting for the normal cycle of two or more annual meetings to gain control of the Board, an acquirer with a majority or other substantial share ownership could quickly seize control of the Board by exercising its voting power to increase the size of the Board and by filling the vacancies created thereby with its own nominees. The proposed amendments would prevent this tactic and thus help preserve the protections afforded by the classified board.

     Amendment or Repeal of Regulations. Currently, Section X of the Code of Regulations provides that any of the Regulations may be amended or repealed by a simple majority vote of shareholders. Under the proposed amendment, the affirmative vote of 75% of the voting power would be necessary to amend or repeal Sections 1, 3, 4 or 5 of Article II (described above),

Section 13 of Article II (if the Proposal contained in Item 4 is approved by shareholders) or Article X of the Regulations. The requirement for an increased shareholder vote on any proposal to amend or repeal these Regulations will give minority shareholders a veto power over any such proposal, even if a majority of the shareholders favor such proposal. Moreover, the requirement will prevent a shareholder with a mere majority of the voting power of the Company from avoiding the requirements of the above-described Regulations by simply repealing them.

     Overall. These amendments are intended to encourage persons seeking to acquire control of the Company to initiate such transaction through arms-length negotiations with the Board. The Board is charged with protecting the interests of the Company and its shareholders. The amendments can help prevent the bidder's use of coercive tactics, which can deprive the Board of the opportunity to review and evaluate a take-over proposal, seek alternative transactions, help protect the interests of the Company as an on-going enterprise and, if the Company is to be acquired, obtain the most beneficial terms for all shareholders. These provisions will better ensure that neither the Board nor shareholders are coerced into a transaction that is of primary benefit only to the acquirer. They are also intended to help ensure that the Board will be given ample time to review and evaluate any acquisition proposal, and, if appropriate, to seek alternative proposals, and to arrive at a result which is in the best interests of the Company, its shareholders and employees.

     The amendments may render more difficult or discourage the removal of incumbent directors and management and may therefore discourage an attempt by another person or entity to acquire control of the Company through an unsolicited tender offer or other transaction that is not approved by the incumbent Board. On balance, however, the Board of Directors believes that these amendments are in the best interests of the Company and its shareholders and will help ensure that the Company's shareholders are treated fairly in transactions that significantly affect their interests and that shareholders benefit from a measure of continuity and stability in Company's management policy and direction. The amendments are not being recommended in response to any specific effort of which the Company is aware to accumulate securities of the Company or acquire control of the Company or the Board.

PROVISIONS THAT COULD DISCOURAGE A CHANGE OF CONTROL; OHIO LAWS REGARDING CONTROL SHARE ACQUISITIONS AND MERGER MORATORIUM

     The proposed amendments could have the effect of discouraging a merger, tender offer or other change in control of the Company or the replacement of its directors and management. Certain other provisions of the Company's Amended Articles of Incorporation and Code of Regulations, and of Ohio corporation law, could have a similar effect.

     It is conceivable that the Company's authorized but unissued Voting Preference Shares, if placed with a party that is friendly to the Company's incumbent Board or management, could be used to deter an unsolicited tender offer or other transaction that might result in a change in control of the Company. Under the Company's Amended Articles of Incorporation, the affirmative vote or consent of holders of at least two-thirds of the Voting Preference Shares at the time outstanding would be necessary to effect a merger or consolidation with the Company, the sale of all or substantially all of the Company's assets and certain other transactions. As of March 15, 1997, there were 5,000,000 Voting Preference Shares authorized, none of which is currently outstanding.

     The Company's Amended Articles of Incorporation contain requirements for approval of certain business combinations involving the Company. These provisions require that, unless a "fair price" requirement has been satisfied, any merger and certain other business combination transactions involving the Company and any holder of 20% or more of the Company's Common Shares ("Related Party") cannot be completed unless the transaction is approved either by a majority of the Company's "Continuing Directors" (as defined in the Articles) or by the affirmative vote of the holders of 75% of the Common Shares having voting power with respect to any such proposal and by the affirmative vote of the holders of a majority of the Common Shares having voting power with respect to any such proposal other than the Common Shares owned by the Related Party. Under the "fair price" provision, the cash or other consideration to be paid for each of the Company's Common Shares acquired in the transaction cannot be less than the highest per share price paid by the Related Party in acquiring any of the Company's Common Shares. These provisions may not be amended or repealed except by the vote of holders of 75% of the Common Shares having voting power with respect to any such proposal. The officers and directors of the Company beneficially own approximately 17% of the outstanding Common Shares.

     The Code of Regulations of the Company currently provides that directors may be removed without cause only by the affirmative vote of 75% of the voting power of the Company with respect to the election of directors. This provision would prevent a shareholder possessing a majority, but less than 75%, of the voting power of the Company from unilaterally removing directors and replacing them with its own representatives.

     In addition, Ohio corporation law requires prior shareholder approval of any "control share acquisition" of certain Ohio corporations, including the Company. A "control share acquisition" is defined as the acquisition of one-fifth, one-third or a majority of the voting power of the corporation in the election of directors. Under these provisions, any person who proposes to make a control share acquisition of the Company is required to notify the Company in advance of the proposed transaction and the Company, upon receipt of such notice, must call a special meeting of shareholders to vote on the transaction. A two-fold quorum requirement would have to be met at the meeting; that is, both the holders of a majority of the voting shares, and the holders of a majority of the voting shares after excluding shares held by the acquiring person, certain directors and officers of the Company and certain other holders who have acquired a large block of the Company's stock after public disclosure of the proposed control share acquisition, would have to be present in person or by proxy at the meeting. The proposed acquisition could proceed only if it is approved by a majority of both of these quorums. The notice, special meeting and shareholder approval requirements must be met each time a person's holdings, after giving effect to the proposed share purchase, would exceed any of the one-fifth, one-third or majority voting power thresholds.

     Further, Ohio corporation law includes "merger moratorium" provisions that, in general, prohibit certain Ohio corporations, including the Company (an "issuing public corporation"), from entering into a merger, consolidation or other specified transaction ("Regulated Transaction") with any person who, together with related parties, has the right to exercise 10% or more of the voting power of the issuing public corporation in the election of directors ("interested shareholder"), for a period of three years after the date on which such person became an interested shareholder ("share acquisition date"), unless, prior to such share acquisition date, the directors of the issuing public corporation approved either the Regulated Transaction or the purchase of shares which resulted in such person becoming an "interested shareholder." After the three-year period, the issuing public corporation may engage in a Regulated Transaction with the interested shareholder only if (a) the transaction is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the issuing public corporation and by at least a majority of the disinterested shares or (b) certain "fair price" requirements are satisfied with the respect to the consideration payable in the transaction to the holders of disinterested shares.

     The Company and its shareholders are subject to the "control share acquisition" and "merger moratorium" laws whether or not any of the proposed amendments are adopted. The proposed amendments are not part of a comprehensive plan of the Board or management to implement a series of "anti-takeover" measures and neither the Board nor management presently intends to propose any other or additional amendments to the Company's Amended Articles of Incorporation or Code of Regulations that may have such an effect.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the outstanding Common Shares is required for approval of these proposed amendments to the Company's Code of Regulations.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

          ITEM 4:  PROPOSAL TO AMEND THE COMPANY'S CODE OF REGULATIONS
                       TO REQUIRE ADVANCE WRITTEN NOTICE
                   TO THE COMPANY OF SHAREHOLDER NOMINATIONS
                         FOR THE ELECTION OF DIRECTORS

GENERAL

     The Board of Directors has approved an amendment to the Company's Code of Regulations that would set forth a procedure for shareholder nominations for the election of directors and recommends that shareholders vote to approve such amendment. The amendment would be implemented by adding a new Section 13 to
Article II of the Company's Code of Regulations, the full text of which is attached to this Proxy Statement as Exhibit B. The following description of the amendment is qualified in its entirety by reference to Exhibit B.

DESCRIPTION

     Under the proposed amendment, shareholders intending to nominate candidates for election to the Board of Directors must deliver written notice thereof to the Secretary of the Company not later than (a) sixty (60) days in advance of the meeting, if the nomination relates to an election at an annual meeting of shareholders, or (b) the close of business on the tenth day following the date on which notice of any special meeting is first given to shareholders, if the nomination relates to an election at a special meeting of shareholders. The amendment further provides that the notice shall set forth certain information concerning the shareholder and its nominee(s), including names and addresses, the principal occupation or employment of each person to be so nominated, a representation that the shareholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee or any other person pursuant to which such nomination(s) are to be made and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of the shareholder, and shall be accompanied by the consent of each such nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

REASONS FOR AND EFFECT OF PROPOSED AMENDMENT

     If approved by shareholders, the proposed amendment would require advance notice of a nomination by any shareholder of any candidate for election to the Company's Board of Directors. The purpose of this amendment is to afford the Board of Directors the time and opportunity necessary to properly consider and evaluate the qualifications of any proposed nominee and, to the extent deemed appropriate by the Board, to inform shareholders about these qualifications and its evaluation. The Board believes that this provision will further the

Board's objective of identifying candidates for director who have the character, integrity, training, experience and proven accomplishments to offer the promise of significant contribution to the responsible and profitable conduct of the Company's business. The amendment has not been proposed as a result of any specific efforts of which the Company is aware to nominate or elect any director, to accumulate shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. The amendment is being proposed because the Board considers it advantageous to be able to consider in advance the qualifications of any proposed nominee, as opposed to being confronted with a surprise nomination at or shortly prior to a meeting of shareholders.

     While the amendment would not give the Board of Directors any power to approve or disapprove any shareholder nomination, it would preclude a shareholder nomination from the floor of a meeting of shareholders if the proper procedures were not followed. Although the Board does not believe that the proposed amendment would have a significant impact on any attempt by a third party to obtain control of the Company, it is possible that the amendment might deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company or effect a change in the Company's Board or management. The law of Ohio, the jurisdiction in which the Company is incorporated, contains no notice provision similar to that set forth in the proposed amendment.

     If adopted, the proposed amendment would not apply to the 1997 Annual Meeting of Shareholders, but would apply to subsequent meetings of shareholders.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the outstanding Common Shares is required to approve this proposed amendment to the Company's Code of Regulations.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

            ITEM 5:  PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION
                           1997 EXECUTIVE BONUS PLAN

GENERAL

     The Executive Compensation Committee of the Board of Directors (the "Committee") adopted The Progressive Corporation 1997 Executive Bonus Plan (the "1997 Plan") at a regular meeting held on February 22, 1997, subject to approval by the Company's shareholders. The description herein is a summary of the 1997 Plan. The complete text of the 1997 Plan will be filed as an exhibit to the Company's Annual Report on Form 10-K for the calendar year ended December 31, 1996.

     If approved by shareholders, the 1997 Plan will supersede and replace The Progressive Corporation 1995 Executive Bonus Plan for 1997 and subsequent years.

     The Company has designed an executive compensation program consisting principally of the following three components: salary, annual bonus and stock options or other equity-based awards. The program is structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interests of shareholders. While stock options or other equity-based awards reflect the long-term value created for shareholders, the annual bonus component focuses on current operating and investment results. If approved by shareholders, the 1997 Plan will provide an annual bonus component of total compensation for participants in such plan.

SHAREHOLDER APPROVAL REQUIREMENTS

     The 1997 Plan is being submitted to the Company's shareholders for approval pursuant to the requirements of Section 162(m) of the Internal Revenue Code, as amended (the "Code"). Section 162(m) limits to $1 million per year the deduction allowed for Federal income tax purposes for compensation paid to a "covered employee" of a public company ("Deduction Limit"). Under Section 162(m), the term "covered employee" includes the chief executive officer and the four other most highly compensated executive officers. The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m).

     Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for "performance-based compensation". To qualify for this exception, the following requirements must be met: (a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the compensation and performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment.

     It is the Company's policy to structure its incentive compensation programs to satisfy the requirements for the "performance-based compensation" exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable. As a consequence, the Committee has directed that the 1997 Plan be submitted to the Company's shareholders for approval in accordance with the requirements for the "performance-based compensation" exception to the Deduction Limit. If approved by shareholders, the 1997 Plan will become effective as of calendar year 1997 and compensation paid to "covered employees" under the 1997 Plan will not be subject to the Deduction Limit. If the shareholders fail to approve the 1997 Plan, it will not become effective. However, if the shareholders fail to approve the 1997 Plan, the Committee may consider adopting an alternative bonus program without shareholder approval, even though some or all of the payments made thereunder may be subject to the Deduction Limit, in order to maintain the competitiveness of the Company's executive compensation program.

ADMINISTRATION

     The 1997 Plan will be administered by the Committee, which consists of four Board members, all of whom are "outside directors", as defined under Section 162(m). The Committee has full authority to determine the manner in which the 1997 Plan will operate, to interpret the provisions of the Plan and to make all determinations thereunder. In addition, the Committee has authority to adopt, amend and repeal such rules, guidelines, procedures and practices governing the 1997 Plan as it shall, from time to time, deem advisable.

ELIGIBILITY FOR PARTICIPATION

     Participation in the 1997 Plan is limited to executive officers of the Company. The Committee has authority to select those executive officers who will participate in the 1997 Plan. There are currently eleven executive officers of the Company. Two executive officers, Peter B. Lewis and Charles B. Chokel, have been selected to participate in the 1997 Plan for calendar year 1997. The Committee may change the number and identity of Plan participants from year to year.

PLAN OPERATION

     The 1997 Plan has been designed to link a participant's pay directly to the Company's operating and investment performance. Annual bonuses paid under the Plan ("Annual Bonuses") will be determined by application of the following formula:

     Annual Bonus = Salary Paid X Target Percentage X Performance Factor

     Salaries are established by the Committee no later than 90 days after commencement of the Plan year and are determined by market analysis, based on data reported in published national compensation surveys.

     For each participant, a Target Percentage is selected based on market data and is intended to bring cash compensation to the high end of the market range when specified performance goals are met. Total cash compensation can exceed the market range if the specified performance goals are exceeded. For 1997, the Target Percentages for the participants in the 1997 Plan are: 125% for Mr. Chokel and 135% for Mr. Lewis. The Target Percentages may be changed from year to year by the Committee, subject to the provisions of Section 162(m) and the regulations promulgated thereunder.

     Under the 1997 Plan, the performance of each participant will be measured by one or more performance criteria, including Core Business Gainsharing and Investment Performance, as described below ("Bonus Components"), as determined by the Committee. For each participant, an appropriate combination of Bonus Components is selected based on the nature and scope of the participant's assigned responsibilities.

     The selected Bonus Components are assigned various weights by the Committee, which may vary among participants and may be changed from year to year by the Committee. The sum of the weighted performance scores for each of the Bonus Components assigned to a given participant equals the Performance Factor for that participant. The Performance Factor will equal 1.0 if specified performance goals are met, and can vary from 0 to 2.0 based on actual performance versus the pre-established objectives.

     The Core Business Gainsharing Component measures overall operating performance for the Company's Core Business for the Plan year. For purposes of this Bonus Component, operating performance is measured by a Gainsharing Matrix, as established by the Committee for the Plan year, which assigns a performance score to various combinations of profitability and growth outcomes. Under the Gainsharing Matrix, profitability is measured by the Gainsharing Combined Ratio and growth is measured by the year-to-year change in the net written premium.

     The Gainsharing Combined Ratio is calculated using a formula under which target combined ratios are established for each of several segments of the Company's Core Business, such as product and distribution method ("Target CR's"). The Target CR's are then weighted based on the earned premium generated by each such segment and combined to produce a weighted Target CR. The actual combined ratio achieved by the Company's Core Business for the Plan year is then compared to the weighted Target CR and the result is used to compute the

Gainsharing Combined Ratio. The Gainsharing Combined Ratio is then plotted against the change in net written premium on the Gainsharing Matrix to yield a performance score for the Core Business Gainsharing Component. The Gainsharing Matrix, as well as the profitability and growth targets, may be changed from year to year by the Committee.

     The Investment Performance Component measures overall performance of the Company's investment activities. Initially, investment results for the individual segments of the Company's investment portfolio are compared against pre-established benchmarks. The resulting performance scores for the various segments are weighted by the amounts invested from time to time in each of the respective segments and the weighted performance scores are combined to produce an Investment Performance Score that reflects the overall investment performance of the portfolio. Segment classifications and benchmarks may be changed from year to year by the Committee.

     The Annual Bonus payable to any participant under the 1997 Plan with respect to any Plan year may not exceed $2,500,000.00.

     For 1997, the maximum amount of benefits that may be paid under the 1997 Plan to the named executive officers who have been selected to participate in the Plan, and to all participating executive officers as a group, are as follows:

                               NEW PLAN BENEFITS

             THE PROGRESSIVE CORPORATION 1997 EXECUTIVE BONUS PLAN

                                                                         MAXIMUM BENEFIT
                              NAME AND POSITION                           FOR 1997 ($)
     -----------------------------------------------------------------------------------
     Peter B. Lewis
       Chairman, President and
       Chief Executive Officer...........................................   $ 2,160,000
     Charles B. Chokel
       Treasurer and Chief Financial Officer.............................       937,500
     Executive Group,
       consisting of two participants....................................     3,097,500

AMENDMENTS AND TERMINATION

     The Committee, in its sole discretion, may at any time terminate, amend or revise the 1997 Plan, in whole or in part; provided that any amendment or revision to the Plan which requires shareholder approval pursuant to Section 162(m) of the Code shall be subject to approval by the Company's shareholders. The Committee, without shareholder approval, may modify or change the Target Percentages and the mix and relative weighting of Bonus Components for any participant, and the performance targets, benchmarks and resulting scores for any Bonus

Component, and may select the executive officers who will participate in the Plan from year to year.

OTHER MATERIAL PROVISIONS

     The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than the March 31 immediately following the end of the Plan year.

     Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by the Company on the date designated for the payment thereof. Annual Bonus payments will be net of any legally required deductions for federal, state and local taxes and other items.

     Any participant in the 1997 Plan who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (the "Deferred Plan") may elect to defer receipt of all or a portion of his or her Annual Bonus under the 1997 Plan, under and in accordance with the provisions of the Deferral Plan.

     The right to an Annual Bonus may not be transferred, assigned or encumbered by any participant.

     The 1997 Plan has been adopted, and will be effective, as of January 1, 1997, subject to shareholder approval. If approved by shareholders, the 1997 Plan will be effective for 1997 and for each calendar year thereafter unless and until terminated by the Committee.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1997 PLAN

     The Company is not entitled to deduct annual compensation in excess of $1 million paid to any "covered employee" unless such compensation meets the requirements for "performance-based compensation," as specified in Section 162(m) of the Code and the regulations promulgated thereunder. To meet such requirements, the compensation must be payable because of the attainment of objective performance goals established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors" and approved by the shareholders after disclosure to them of the material terms of the performance goals and the compensation payable under the plan. Further, before payment, the compensation committee must certify in writing that the performance goals have been satisfied.

     The 1997 Plan was established by the Committee, which is comprised solely of four "outside directors," and is being submitted to shareholders for approval. If the shareholders approve the 1997 Plan and the Committee subsequently certifies the attainment of the performance goals applicable to any Plan participant who is a "covered employee," the Company's deduction of payments made to such participant under the Plan will not be subject to the Deduction Limit.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the Company's Common Shares voting on this proposal, including abstentions, is required for approval. Broker non-votes are not counted as voting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                            INDEPENDENT ACCOUNTANTS

     At the meeting of the Board of Directors of the Company held on February 22, 1997, the Board selected Coopers & Lybrand L.L.P. to serve as the independent accountants for the Company and its subsidiaries for 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal at the 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Secretary at the Company's principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 24, 1997. The Company will not be required to include in its proxy statement or form of proxy any shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

                          SHAREHOLDER VOTE TABULATION

     Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

     The proposal to fix the number of directors at ten will be adopted if approved by the affirmative vote of a majority of the Company's outstanding Common Shares. Abstentions and broker non-votes, which are included in the number of shares outstanding, but not as affirmative votes, will have the same effect as a vote against this proposal. The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

     The two proposals to amend the Company's Code of Regulations will be adopted if approved by the affirmative vote of a majority of the Company's outstanding Common Shares. Abstentions and broker non-votes will have the same effect as a vote against the subject proposal.

     The proposal to approve The Progressive Corporation 1997 Executive Bonus Plan will be adopted if approved by the affirmative vote of the majority of the Common Shares voting on the proposal, treating as voting all ballots marked as abstentions. Broker non-votes are not counted as voting.

                                 OTHER MATTERS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $16,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

     If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted (a) FOR the proposal to fix the number of directors at ten; (b) to elect the nine nominees named under "Election of Directors" above; (c) FOR the two proposals to amend the Company Code of Regulations; and (d) FOR the proposal to approve The Progressive Corporation 1997 Executive Bonus Plan.

     The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

                             AVAILABLE INFORMATION

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1996 (OTHER THAN CERTAIN EXHIBITS) AND A COPY OF THE PROGRESSIVE CORPORATION 1997 EXECUTIVE BONUS PLAN. REQUESTS FOR SUCH DOCUMENT SHOULD BE SUBMITTED IN WRITING TO JEFFREY W. BASCH, CHIEF ACCOUNTING OFFICER, THE PROGRESSIVE CORPORATION, 6300 WILSON MILLS ROAD, MAYFIELD VILLAGE, OH 44143 OR BY TELEPHONE AT (216) 446-2851.

                                          By Order of the Board of Directors.

                                                   David M. Schneider, Secretary

March 14, 1997

                                                                       EXHIBIT A

                    AMENDMENTS TO SECTIONS 1, 3, 4 AND 5 OF
                            ARTICLE II AND ARTICLE X
                                       OF
                              CODE OF REGULATIONS

                                   ARTICLE II

                                   DIRECTORS

     Section 1. Number and Classification of Directors. The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be ten*, and such directors shall be divided into three classes as nearly equal in number as possible, to be known as Class I, Class II and Class III. The classes shall be elected to staggered terms. The shareholders, acting by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation on such proposal, may, from time to time, increase or decrease the number of directors, but in no case shall the number of directors be fewer than five or more than twelve nor shall any decrease in the number of directors shorten the term of any director then in office. In case of any increase in the number of directors, the directors then in office may select the class or classes to which the additional directors shall be assigned, provided that the directors shall be distributed among the several classes as nearly equally as possible.

     Section 3. Term of Office. The term of office for each director shall be three years and the members of one class of directors shall be elected annually to serve for such term; except that, initially or whenever necessary, a director may be elected for a shorter term in order to provide for a proper rotation of directors. At the 1997 Annual Meeting of Shareholders, Class I directors shall be elected for a term expiring at the 1998 Annual Meeting of Shareholders, Class II directors shall be elected for a term expiring at the 1999 Annual Meeting of Shareholders and Class III directors shall be elected for a term expiring at the 2000 Annual Meeting of Shareholders. Each director shall hold office until the annual meeting of shareholders coinciding with the termination of the term of the class of directors to which he or she was elected and until his or her successor shall be elected and qualified or until his or her earlier resignation, removal from office or death.

     Section 4. Removal. All directors, or all directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation with respect to the election of directors, provided that unless all the directors, or all the directors of a

---------------

*The number of directors will be nine if the proposal set forth in Item 1 of the Proxy Statement is not approved by the shareholders.

particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed.

     Section 5. Vacancies. Vacancies in the board of directors may be filled for the remainder of the unexpired term by a majority vote of the remaining directors. The directors appointed to fill such vacancies shall be assigned to such class or classes as the directors then in office shall determine, provided that the directors shall be distributed among the several classes as nearly equally as possible. Any director appointed to fill a vacancy in the Board shall serve until the expiration of the term of the class of directors to which he or she has been appointed and until his or her successor shall be elected and qualified.

                                   ARTICLE X

                                   AMENDMENTS

     These Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the corporation with respect to such proposal, except that the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation with respect to any such proposal shall be required to amend, alter, change or repeal Sections 1, 3, 4, 5 or 13 of Article II or this Article X.

                                                                       EXHIBIT B

                    ADDITION OF NEW SECTION 13 TO ARTICLE II
                                       OF
                              CODE OF REGULATIONS

                                   ARTICLE II

                                   DIRECTORS

     Section 13. Notification of Nominations. Subject to the rights of the holders of any class or series of stock of the corporation having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made only by the Board of Directors or a committee of the Board of Directors or, subject to this Section 13, by any shareholder of record entitled to vote in the election of directors generally. A shareholder of record entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation and has been received by the Secretary of the corporation on or before the following dates, as applicable: (i) with respect to an election to be held at an annual meeting of shareholders, 60 days in advance of such meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 13, notice shall be deemed to be first given to shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     Each such notice shall set forth:

          (a) the name and address of the shareholder who intends to make the nomination or nominations;

          (b) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) the name, address and principal occupation or employment of each person to be so nominated;

          (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; and

          (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

     To be effective, each notice of intent to make a nomination given hereunder must be accompanied by the written consent of each such nominee to serve as a director of the corporation if elected.

     The presiding officer at the meeting may refuse to acknowledge the nomination of any person or persons not made in compliance with the provisions hereof and may declare at such meeting that any such nomination was not properly brought before the meeting and shall not be considered.

                               THE PROGRESSIVE CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                                 MEETING OF SHAREHOLDERS

             The undersigned hereby appoints Charles B. Chokel, David M. Schneider and Dane A. Shrallow, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 25, 1997, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

          1. Proposal to fix the number of directors at ten.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

          2. [ ] WITH or [ ] WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all nine nominees listed below.

          Milton N. Allen, B. Charles Ames, Charles A. Davis, Stephen R. Hardis,
                                       Janet Hill,
          Peter B. Lewis, Norman S. Matthews, Donald B. Shackelford and Paul B.
                                          Sigler

             (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)

          ----------------------------------------------------------------------

          3. Proposal to approve amendments to the Company's Code of Regulations to provide for classification of the Board of Directors and adopt related provisions.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

                      (Continued, and to be dated and signed, on the other side)

                          (Continued from the other side)

          4. Proposal to approve an amendment to the Company's Code of Regulations to require advance written notice to the Company of shareholder nominations for the election of directors.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

          5. Proposal to approve The Progressive Corporation 1997 Executive Bonus Plan.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

          6. In their discretion, to vote upon such other business as may properly come before the meeting.

             THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES IDENTIFIED IN ITEM 2 ABOVE AND TO APPROVE THE PROPOSALS DESCRIBED IN ITEMS 1, 3, 4 AND 5 ABOVE.

             Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 14, 1997, is hereby acknowledged.

                                              Date:                       , 1997

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                                 Signature of Shareholder(s)

                                              PLEASE SIGN AS YOUR NAME OR NAMES
                                              APPEAR HEREON. IF SHARES ARE HELD
                                              JOINTLY, ALL HOLDERS MUST SIGN.
                                              WHEN SIGNING AS ATTORNEY,
                                              EXECUTOR, ADMINISTRATOR, TRUSTEE
                                              OR GUARDIAN, PLEASE GIVE YOUR FULL
                                              TITLE. IF A CORPORATION, PLEASE
                                              SIGN IN FULL CORPORATE NAME BY
                                              PRESIDENT OR OTHER AUTHORIZED
                                              OFFICER. IF A PARTNERSHIP, PLEASE
                                              SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.

                                   Proxy Card

                                                                     PROGRESSIVE
                                                                  LAW DEPARTMENT
March 14, 1997                                             6300 WILSON MILLS RD.
                                                    MAYFIELD VILLAGE, OHIO 44143
                                                  http://www. auto-insurance.com
                                                  216 461-5000 FAX: 216 446-7858


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:  The Progressive Corporation; Definitive Notice of Annual
     Meeting of Shareholders, Proxy Statement and Form of Proxy
     Commission File No.: 1-9518

Gentlemen:

On behalf of The Progressive Corporation, an Ohio corporation (the "Company"), we are transmitting herewith, pursuant to the Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), a definitive copy of the following documents:

1. Notice of the Annual Meeting of Shareholders of the Company to be held on April 25, 1997;

2. Proxy Statement to be used in connection with the Company's solicitation of proxies for the meeting; and

3.   Form of Proxy for use at the meeting.

The foregoing Notice, Proxy Statement and Proxy, together with a return envelope and the Company's 1996 Annual Report to Shareholders, will be mailed on or about Monday, March 17, 1997, to all shareholders of record at the close of business on February 28, 1997, the record date for determination of shareholders entitled to notice of and to vote at the meeting.

We are transmitting under separate cover seven copies of the Company's 1996 Annual Report to Shareholders which, pursuant to Rule 14(a)-3(c), is being provided to the Commission solely for its information. The financial statements contained in the 1996 Annual Report do not reflect any changes in accounting principles or practices, or in the method of applying any accounting principles or practices, from the 1995 financial statements.

Should you have any questions or comments, please call me at 216-446-7869 or Dave Schneider at 216-446-7870.

Sincerely,

THE PROGRESSIVE CORPORATION

/s/ Dane A. Shrallow
--------------------------
Dane A. Shrallow
Associate General Counsel

DAS/11s
Enclosures
cc:  R. Steven Kestner
     Mariann Marshall
     David M. Schneider